As filed with the Securities and Exchange Commission on August 15, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ACLARA BIOSCIENCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3222727
(State of Incorporation)	(I.R.S. Employer Identification No.)

1288 Pear Avenue
Mountain View, California 94043
(Address of Principal Executive Offices including Zip Code)

ACLARA BIOSCIENCES, INC. EMPLOYEE STOCK PURCHASE PLAN

(Full Title of the Plan)

Joseph M. Limber President and Chief Executive Officer ACLARA BIOSCIENCES, INC. 1288 Pear Avenue Mountain View, California 94043 (650) 210-1200	Copy to: Michael W. Hall, Esq. LATHAM & WATKINS 135 Commonwealth Drive Menlo Park, California 94025 (650) 328-4600

(Name and Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Amount of Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $0.001 par value (3)	350,000 shares	$1.835	$642,250	$60.00

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the ACLARA BioSciences, Inc. Employee Stock Purchase Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of ACLARA BioSciences, Inc. (the “Registrant”).

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low prices per share of the Registrant’s Common Stock as reported on the Nasdaq Stock Market for August 14, 2002.

(3)
Attached to and trading with each share of common stock being registered hereunder is a right to purchase shares of our Series A Junior Participating Preferred Stock. Prior to the occurrence of certain events, such rights will not be exercisable or evidenced separately from the common stock.

Proposed sale to take place as soon after the effective date of the registration statement as options granted under the Plan are exercised.

PART I

The information called for in Part I of the Form S-8 is not being filed with or included in this Form S-8 (by incorporation, by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

By a registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on August 9, 2000, Registration No. 333-43364 (the “First Registration Statement”), the Registrant previously registered 450,000 shares of its Common Stock reserved for issuance from time to time pursuant to the Registrant’s Employee Stock Purchase Plan (the “Plan”). On April 23, 2002, the Registrant’s Board of Directors authorized an amendment of the Plan to increase the number of shares of Common Stock issuable thereunder by 350,000 shares to a total of 800,000 shares (the “Amendment”). The Registrant’s stockholders approved the Amendment at the Registrant’s annual meeting of stockholders held on June 25, 2002. The Registrant is hereby registering an additional 350,000 shares of Common Stock issuable under the Plan.

Pursuant to General Instruction E of Form S-8, the contents of the First Registration Statement are hereby incorporated into this registration statement by reference to the extent not modified or superseded hereby or by any subsequently filed document which is incorporated by reference herein or therein.

Item 8.    Exhibits

See Index to Exhibits on page 4.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on this 15th day of August, 2002.

ACLARA BioSciences, Inc.

By:	/S/ JOSEPH M. LIMBER

Joseph M. Limber, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Joseph M. Limber and Alfred G. Merriweather as attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this registration statement and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agent full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JOSEPH M. LIMBER Joseph M. Limber	President, Chief Executive Officer and Director (Principal Executive Officer)	August 15, 2002

/S/ ALFRED G. MERRIWEATHER Alfred G. Merriweather	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	August 15, 2002

/S/ THOMAS R. BARUCH Thomas R. Baruch	Director	August 7, 2002

/S/ JEAN DELEAGE Jean Deleage	Director	August 15, 2002

/S/ HERBERT H. HOOPER Herbert H. Hooper	Director	August 12, 2002

/S/ EDWARD HURWITZ Edward Hurwitz	Director	August 15, 2002

/S/ ANDRE F. MARION Andre F. Marion	Director	August 15, 2002

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INDEX TO EXHIBITS

Exhibit Number

5.1	Opinion of Latham & Watkins.

10.1*	ACLARA BioSciences, Inc. Employee Stock Purchase Plan

10.2**	Amendment to the ACLARA BioSciences, Inc. Employee Stock Purchase Plan.

23.1	Consent of Latham & Watkins (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers, LLP.

24.1	Power of Attorney (included on page 3 of this registration statement).

*	Incorporated by reference to Exhibit 10.16 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-95107), initially filed with the Commission on January 20, 2000.
**	Incorporated by reference to Exhibit 10.31 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

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